Exhibit 10.01

August 4, 2009

Dear Brian:

On behalf of VeriSign, Inc. (“VeriSign” or “the Company”) I am pleased to inform you that you have been promoted to the position of Executive Vice President and Chief Financial Officer reporting to the Company’s Chief Executive Officer.

The details of your promotion are as follows:

1. Effective Date of Promotion: August 4, 2009

2. New Annual Base Salary: $400,000 (Paid in Bi-Weekly installments)

3. Annual Bonus Target: Effective as of the date of your promotion, your targeted bonus percentage is 75% of your base salary. This means your bonus target for FY2009 will be calculated as follows: 50% of base salary earnings from January 1, 2009 through August 3, 2009 and 75% of your base salary earnings from August 4, 2009 through the end of the year, December 31, 2009. The annual bonus is governed by the terms and conditions of the 2009 VeriSign Performance Plan bonus program.

4. Equity Grant: At its meeting on August 4, 2009, VeriSign’s Board of Directors approved that you be granted 10,000 restricted stock units of VeriSign, Inc., such grant to be subject to the terms and conditions of the VeriSign, Inc. 2006 Equity Incentive Plan and the corresponding Employee Restricted Stock Unit Agreement. This Restricted Stock Unit award will have a Grant Date of August 4, 2009 and will fully vest over a period of four years from the Grant Date with 25% vesting on each annual anniversary of the Grant Date provided that you are employed by VeriSign or one of its direct or indirect subsidiaries at that time.

Your equity grant will be subject to the holding requirements as defined in VeriSign’s Stock Retention Policy.

5. Change-In-Control Agreement: You are eligible to enter into the Change-In-Control Agreement for VeriSign Section 16 Executive Officers. The Term Sheet for the Change-in-Control Agreement is attached hereto as Exhibit A.

6. At-Will Employment: This promotion does not affect the at-will nature of your employment. Accordingly, your employment will continue to be on an at-will basis, which means that the employment relationship can be terminated at any time by either you or the Company, with or without cause.

By signing this promotion letter you will be accepting this position beginning on August 4, 2009.

Congratulations on your promotion! We look forward to your continuing contributions to VeriSign.

Sincerely,

VERISIGN, INC.		ACCEPTED:

By:	/s/ D. James Bidzos	/s/ Brian G. Robins
	D. James Bidzos	Brian Robins
Chief Executive Officer on an interim basis

EXHIBIT A

Term Sheet for Change-in-Control Agreements for Section 16 Officers

1.	Covered Individuals. This Change-in-Control Agreement (the “Agreement”) will apply to the Chief Executive Officer and all Section 16 Officers (referred to herein as “participants”) of VeriSign, Inc. (“VeriSign” or the “Company”).

2.	Change-in-Control Defined. A Change-in-Control (“CIC”) means:

•	An acquisition of at least 35% of the common stock or voting power of VeriSign, Inc. by any person, entity or group;

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During any 24 month period, incumbent directors at the beginning of the 24 month period (and directors elected or nominated by 2/3 vote of incumbent directors) cease to comprise a majority of the Board by the end of such 24 month period;

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Consummation of a merger, reorganization, consolidation or similar transaction, or sale of all or substantially all of VeriSign’s assets, unless VeriSign’s voting stock represents more than 50% of the voting power of the surviving entity; or

•	A shareholder approval of a plan of liquidation of the Company

•	A CIC does not include any acquisition by employee benefit plans of the Company or its subsidiaries and it does not include sales made directly by the Company to any person or entity

3.	Term of Agreement.

•	The initial term of the Agreement shall expire on August 24, 2010.

•

Automatic 1 year extensions of term beginning at the end of the initial term, unless terminated by the VeriSign Board of Directors (the “Board”) at least 90 days before the expiration of the then current term.

4.	Protection Period.

•	2 years following a CIC, and

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Up to 6 months before a CIC if the participant’s employment is terminated at the request of a third party in contemplation of a CIC and the CIC is effective within 6 months of the participant’s employment termination date.

5.	Double Trigger.

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The following two events (the “Double Trigger Events”) must occur to trigger eligibility for payment of benefits under the Agreement: (i) a CIC must occur; and (ii) within twenty-four months of the CIC the participant’s employment with VeriSign must be either terminated by VeriSign without Cause or the participant must voluntarily terminate his/her employment with VeriSign for Good Reason.

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“Good Reason” means any one of the following: (i) a change in the participant’s authority, duties or responsibilities that is inconsistent in any material and adverse respect from the participant’s authority, duties and responsibilities immediately preceding the Change-in-Control; (ii) a reduction in base salary compared to participant’s base salary immediately preceding the Change-in-Control, except for an across-the-board reduction of not more than 10% of base salary applicable to all senior executives; (iii) a reduction in bonus opportunity of 5% or more, except for an across-the-board reduction applicable to all senior executives; (iv) a failure to provide long-term incentive opportunities that in the aggregate are at least comparable to the long-term incentives provided to other senior executives; (v) a reduction of at least 5% in aggregate benefits under employee benefit plans; or (vi) a relocation required by VeriSign of more than 40 miles from the recipient’s principal place of employment and which increases the participant’s commute by more than 10 miles; or (vi) the failure of the successor company to assume the CIC Agreement.

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“Cause” means any one of the following: (i) willful and continued failure to substantially perform duties after written notice; (ii) conviction of (or plea of guilty or no contest to) a felony involving moral turpitude; (iii) willful misconduct or gross negligence resulting in material harm to VeriSign; or (iv) willful violation of VeriSign company policies resulting in material harm to VeriSign.

•

Exception to Double Trigger: If the consideration to be received by stockholders of the Company in connection with a Change-in-Control consists of substantially all cash, then 100% of all unvested and outstanding Equity Awards granted to participant prior to the Change-in-Control shall have their vesting and exercisability accelerated in full immediately prior to the Change-in-Control regardless of whether there is a Termination Upon Change-in-Control.

6.	Severance Benefits. The following severance benefits shall be provided to the participant, subject to the participant’s signing VeriSign’s General Release Agreement waiving all claims against VeriSign upon the termination of the participant’s employment with VeriSign:

6.1	Cash Severance.

•	Pro rata target bonus for year of termination of employment

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Lump sum payment equal to applicable multiple of sum of salary plus Bonus. Applicable multiple is 2X for CEO and 1X for all other participants. “X” refers to the salary plus Bonus. The “Bonus” is equal to the average of bonuses earned for the 3 prior fiscal years (or, if fewer, number of full fiscal years the participant was employed by VeriSign before the CIC, or the target bonus in the fiscal year of the termination if the participant was not eligible to receive a bonus from the Company during any of the prior 3 fiscal years).

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Payment of the amounts listed above in this Section 6.1 shall be made within 60 days of the date on which the Double Trigger Events have both occurred, except that such payments are subject to a 6 month delay if required by Internal Revenue Code Section 409A deferred compensation rules.

6.2	Other Severance Benefits.

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Continuation of health benefits for the participant and eligible dependents for the number of years equal to the severance multiple (e.g., for two years for the CEO and for one year for all other participants), provided that such coverage of health benefits will cease if the participant becomes eligible for comparable benefits from a new employer. The period of time of continued health benefits is subject to being shortened if required by 409A rules.

7.	Acceleration of Vesting Upon Double Trigger. In the event both of the Double Trigger Events occur, the participant shall receive acceleration of vesting of 100% of all unvested stock options and restricted stock units, effective immediately upon the occurrence of the second triggering event; provided, however, in circumstances where the consideration to be received by stockholders of the Company in connection with a Change-in-Control consists of substantially all cash, then the participant shall receive acceleration of vesting of 100% of all unvested stock options and restricted stock units in full effective immediately prior to the occurrence of the first triggering event (i.e., the Change-in-Control).

8.	Confidentiality. The participant will be perpetually obligated to maintain the confidentiality of all VeriSign confidential information.

9.	Noncompete. The participant will not compete with VeriSign for at least 12 months from his/her employment termination date.

10.	Nonsolicitation. The employee will not solicit any VeriSign employees for at least 12 months from his/her employment termination date.

11.	Arbitration. All disputes arising under the Agreement shall be settled by binding arbitration in California pursuant to the commercial arbitration rules of the American Arbitration Association.

12.	Legal Fees. VeriSign shall reimburse the participant for all reasonable legal fees and expenses that he/she incurs in connection with pursuing or defending itself in connection with any dispute that may arise under the Agreement unless the participant does not substantially prevail in such dispute.

13.	Amending The Agreement. The Board may amend the Agreement at any time, provided that any amendment adverse to a participant is not effective if a CIC occurs within one year after such amendment.

14.	Termination of Agreement.

•

To terminate the Agreement at the end of the then current term the Board must terminate the Agreement before the last 90 days of the then current term, otherwise the Agreement will not be terminated until the end of the subsequent term.

•	A termination of the Agreement will not be effective if the CIC occurs within one year of such termination.

15.	Federal Excise Tax Under Section 280G And Parachute Payments. If the amounts payable to the participant under the CIC Agreement qualifies as a parachute payment under Section 4999 of the Internal Revenue Code of 1986, as amended, and if the participant would consequently be subject to U.S. federal excise tax, then the executive’s termination benefits under the CIC Agreement will be payable, at the participant’s election, either in full or in such less amounts as would result in the participant’s receipt on an after-tax basis of the greatest amount of termination and other benefits after taking into account the applicable federal, state, and local income taxes and the excise tax imposed by Section 4999.

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